UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/21/2007

CROWN MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30700

Delaware	84-1524410
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12700 Ventura Boulevard,
Suite 200,
Studio City, California 91604
(Address of principal executive offices, including zip code)

(818) 755-2400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2007, Crown Media Holdings, Inc. (the "Company") amended the Employment Agreement, dated as of December 20, 2001, as amended on October 10, 2003 and December 6, 2004, by and between David Kenin, Executive Vice President, Programming, and the Company.

The amendment provides for the following key provisions:

1.        extension of the term of the Employment Agreement for an additional two years, through December 31, 2009;

2.        increase of an annual base salary to $825,000 during the period January 3, 2008 through January 2, 2009 and to $850,000 during the period January 3, 2009 through December 31, 2009; and

3.        if Mr. Kenin's employment is terminated other than for cause, death or disability, Mr. Kenin will be entitled to (A) the greater of (i) the base salary for the remaining term of the employment, at such time such payments would otherwise be due or (ii) an amount equal to one year's salary (payable over a 12 month period) and (B) a prorated bonus for the period up to the termination date, based on an annual bonus amount determined in the Company's discretion, paid in accordance with the Employment Agreement. Such amounts will not be subject to offset from any amounts Mr. Kenin earns from employment following the termination of employment with the Company.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

The following exhibit is filed herewith:

Exhibit No.                Description

10.1*        Third Amendment to Employment Agreement, dated as of June 13, 2007, by and between David Kenin and Crown Media Holdings, Inc.

______________________________

* Management contract or compensatory plan or arrangement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.

Date: June 26, 2007	By:	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Third Amendment to Employment Agreement, dated as of June 13, 2007, by and between David Kenin and Crown Media Holdings, Inc.